CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment Number 10 to the Guardian Separate Account E registration statement on Form N-4 (the "Registration Statement") of our report dated February 20, 2001, relating to the financial statements of The Guardian Separate Account E, and our report dated February 15, 2001, relating to the consolidated financial statements of The Guardian Insurance & Annuity Company, Inc., which appears in the prospectus/statement of additional information filed with Post-Effective Amendment No. 8 to this Registration Statement on April 25, 2001. We also consent to the reference to us under the heading "Experts - Financial Statements" and "Appendix A - Summary Financial Information" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP


New York, New York
November 6, 2001